Prohibitions Against Payment of Incentive-Based Compensation and Indemnification

for Executive Officers of Listed BDCs

December 1, 2023

Prohibitions Against Payment of Incentive-Based Compensation and Indemnification for Executive Officers of Listed BDCs
Effective Date: December 1, 2023 Last Review Date: May 1, 2025

Applies to the following types of Funds registered under the 1940 Act:

☐
Open-End Mutual Funds (including money market funds)
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Money Market Funds
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Exchange Traded Funds
☐
Closed-End Funds

☒ Business Development Companies (Listed BDCs Only)

Objective and Scope

BlackRock TCP Capital Corp. and BlackRock Capital Investment Corp. (together, the “Companies”) have adopted these Prohibitions Against Incentive-Based Compensation and Indemnification for Executive Officers of Listed BDCs (the “Policy”). This Policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the Securities and Exchange Commission and Nasdaq.

Policy / Document Requirements and Statements

A.
No Payment of Incentive-Based Compensation to Executive Officers

Each Company is an externally managed business development company that is listed on Nasdaq and does not pay, nor does it have any plans to pay or award, any compensation, including any Incentive-Based Compensation1 to any Executive Officer2. The Companies will not pay or award any compensation, including any Incentive-Based Compensation, to any Executive Officer without the prior approval of each Company’s Board of Directors and unless and until this Policy has been amended to provide for the recovery of erroneously awarded compensation in accordance with Nasdaq Rule 5608.

B.
No Indemnification to Executive Officers

Similarly, because the Companies do not pay any compensation or intend to pay or award any compensation, including any Incentive-Based Compensation, to Executive Officers, no Executive Officer or former Executive Officer shall be indemnified against the loss of erroneously awarded compensation.

1
Incentive-Based Compensation - any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. [Nasdaq Rule 5608]
2
Executive Officers - president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. [Nasdaq Rule 5608]